Exhibit 99.1

For Immediate Release	Contact:	Melissa Andrews, ScanSource, Inc.
January 24, 2008		864.286.4425
		melissa.andrews@scansource.com

SEC COMPLETES INVESTIGATION OF SCANSOURCE STOCK OPTION GRANTING PROCESS

GREENVILLE, SC – ScanSource, Inc., (Nasdaq: SCSC), a leading international value-added distributor of specialty technology products, announced today that it received written notice from the United States Securities and Exchange Commission (“SEC”) that its investigation concerning the company’s historical stock option grant practices had been completed and that no enforcement action was recommended.

“Since we were confident that the independent review process of our historical stock option grant practices was appropriate, and that the special committee conducted a thorough investigation, it was always our expectation that the SEC would reach this conclusion. We look forward to putting this matter behind us and focusing on serving our business partners,” said Mike Baur, chief executive officer, ScanSource, Inc.

As previously announced, ScanSource received an informal request from the SEC for information on its historical stock option grant practices. A special committee consisting of independent members of ScanSource’s Board of Directors conducted a review of these practices. On January 19, 2007 ScanSource announced the completion of this independent review, which did not conclude that current senior management, the former CEO, or the members of the Compensation Committee engaged in intentional misconduct in the administration and oversight of the Company’s stock option program. ScanSource presented the results of this independent review to the SEC.

About ScanSource, Inc.

ScanSource, Inc. {NASDAQ:SCSC} is a leading international distributor of specialty technology products. The Company markets specialty technologies through four sales units: ScanSource [automatic identification and data capture (AIDC) and point-of-sale (POS) products]; Catalyst Telecom (Avaya communications products); ScanSource

Communications (video conferencing, telephony and communications products); and ScanSource Security Distribution (electronic security products).

ScanSource serves the North America marketplace and has an international segment, which sells AIDC and POS products, in Latin America and Europe. Founded in 1992, the company ranks #956 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansourceinc.com.

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